AMENDMENT

         Amendment to Stock Purchase Agreement (the "Purchase Agreement") and Stock Pledge Agreement (the "Pledge Agreement"), each dated as of April 27, 1999 among the Translation Group, Ltd. ("TTGL") and the former stockholders of Planet Access Networks, Inc. ("PAN")

                                   BACKGROUND

         1. Pursuant to the Purchase Agreement and the Pledge Agreement, TTGL is obligated, on or before September 15, 1999, to (x) make a deferred purchase price payment of $900,000 to the PAN shareholders and (y) secure $4.0 million in financing for TTGL and PAN (the "Financing Obligation").

         2. The parties desire to extend the time period for completion of the Financing Obligation, upon the terms and conditions hereof.

                                   AGREEMENT

     The parties hereto, intending to be legally bound, hereby agree as follows:

         1. TTGL shall pay to the PAN shareholders, in accordance with their former pro-rata ownership of PAN the aggregate sum of $900,000. This amount shall be added to the liquidated damages in the event that TTGL does not complete the Financing Obligation by March 15, 2000.

         2. The time period in which TTGL may complete the Financing Obligation shall be extended to March 15, 2000; provided that if TTGL has not raised at least $2.0 million in financing by December 15, 1999, TTGL shall issue to the PAN shareholders, in accordance with their former pro-rata ownership of PAN, an aggregate 100,000 three-year options to purchase shares of TTGL's common stock, with an exercise price equal to the fair market value of the TTGL Common Stock on December 15, 1999. The options referred to in the preceeding sentence shall vest immediately upon issuance.

         3. Until the completion of the Financing Obligation, TTGL shall cause PAN to operate in the ordinary course, consistant with past practice, except that(i) PAN shall cooperate in any manner necessary to complete the Financing Obligation; and (ii) TTGL and PAN will cooperate in connection with with joint products and services contemplated by the TTGL's business plan. Without limiting the forgoing, TTGL shall not, prior to completion of the Financing Obligation, invade the assets of PAN.

         4. In the event that TTGL fails to complete the Financing Obligation by March 15, 2000; i) any amount outstanding and/or remaining under the $250,000 line of credit, including accrued interest thereon, in addition the $900,000 payment above, shall be considered liquidated damages; ii) PAN and TTGL shall split profits, if any attributable, to joint projects by PAN and Purchaser during the 2nd, 3rd and 4th quarters of 1999 and the first quarter of 2000, but no later than May 14, 2000; and iii) PAN shall reserve sufficient capacity to complete TTGL projects in progress at that time. For all work performed under this section, PAN shall be compensated at its normal and customary retail rates.

         5. Except as otherwise provided herein, the Purchase Agreement and the Pledge Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of September 2, 1999


                                                  THE TRANSLATION GROUP LTD

ATTEST:

By:                                               By:/s/ John R. Toedtman
   ---------------------------                       ---------------------------
                                                     John R. Toedtman
                                                     Chief Operating Officer


Witness:                                          FRED LAPARO

                                                  /s/ Fred LaParo
------------------------------                    ------------------------------


Witness:                                          JEFFREY CARTWRIGHT

                                                  /s/ Jeffrey Cartwright
------------------------------                    ------------------------------


Witness:                                          BINH NGUYEN

                                                  /s/ Binh Nguyen
------------------------------                    ------------------------------


Witness:                                          PETER GRABOWSKY

                                                  /s/ Peter Grabowsky
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